Exhibit 10.19.8

AVERY DENNISON CORPORATION

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated                         , is made by and between Avery Dennison Corporation, a Delaware corporation, hereinafter referred to as the “Company,” and *, an employee of Company or a Subsidiary of Company, hereinafter referred to as “Employee.”

WHEREAS, Company wishes to grant to Employee an Award of restricted stock (“RS”) under the terms of the Employee Stock Option and Incentive Plan, as amended and restated (“Plan); and

WHEREAS, the Compensation and Executive Personnel Committee of the Company’s Board of Directors (hereinafter referred to as the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of Company and its shareholders to grant the RS provided for herein to Employee as an inducement to remain in the service of Company or its Subsidiaries and as an incentive for increased efforts during such service;

WHEREAS, the Committee has advised the Company of its determination and instructed the undersigned officers to issue said RS, as authorized under the Plan;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and Employee do hereby agree as follows:

ARTICLE I – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan. Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary.

1.1	Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular and plural, where the context so indicates.

ARTICLE II – TERMS OF RS

2.1	Award of RS

In consideration of Employee’s agreement to remain in the employment of Company or its Subsidiaries during the Restriction Period (defined below) and for other good and valuable consideration, on the date hereof the Company awards to Employee RS of * shares of the Company’s $1.00 par value Common Stock subject to the terms and conditions set forth in this Agreement and the Plan. The RS awarded hereunder shall be held in book-entry registration in the custody of the Company or its designee (stock transfer agent) for the Employee’s RS account. The RS shall be subject to the restrictions described herein and shall vest as set forth in the attached Award Notice.

2.2	Restrictions

(a)	No portion of the RS granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Employee until such portion of the Restricted Stock becomes vested. The period of time between the date hereof and the date the RS (or a portion thereof) becomes vested is referred to herein as the “Restriction Period.” In the event any RS is issued during the Restriction Period, the RS will be subject to the restrictions described herein, shall bear appropriate restrictive legends and shall be held by the Company or its designee for the account of the Executive.

*	Refer to attached Award Notice

(b)	If the Employee’s employment with the Company is terminated for Cause or voluntary termination, the balance of the RS subject to the provisions of this Agreement, which has not vested at the time of the Employee’s termination of employment, shall be forfeited by the Employee, and ownership transferred back to the Company.

2.3	Lapse of Restrictions

Subject to Employee’s continued employment, the restrictions shall lapse after the vesting period(s) set forth in the Award Notice.

2.4	Change of Control; Good Reason

In the event of a Change of Control or a termination of Employee’s employment for Good Reason (as defined in any employment agreement or related agreement with the Company), the restrictions in this Agreement will lapse and be removed, and the RS granted to Employee pursuant to this Agreement will become fully vested as of the date of such Change in Control.

2.5	Death; Disability

If Employee’s employment with the Company and its Subsidiaries terminates by reason of Employee’s death or Disability (as defined in any employment agreement or related agreement with the Company) the restrictions imposed upon the RS granted to Employee pursuant to this Agreement will lapse and be removed, and the RS will become fully vested as of the last date of Employee’s employment.

2.6	Adjustments in RS

In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, or combination of shares, the Committee or the Company shall make an appropriate and equitable adjustment in the number and kind of shares of RS awarded hereunder. Such adjustment shall be made with the intent that after the change or exchange of shares, the Employee’s proportionate interest shall be maintained as before the occurrence of such event.

2.7	IRS Section 83(b) Election

Employee shall be entitled to make any election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (or any successor thereto), or comparable provisions of any state tax law, to include any amount in Employee’s gross income in connection with Employee’s acquisition of the RS, only if Employee shall first have (i) notified the Company of Employee’s intention to make such election and (ii) paid to the Company or its Subsidiaries, in the form of cash or a certified or bank cashier’s check, an amount sufficient to satisfy any taxes or other amounts required by any other governmental authority to be withheld or paid over to such authority for Employee’s account; and provided that such election, if made, must be made within 30 days of the date specified in the Award Notice (grant date) and that Employee is advised to consult with Employee’s tax advisor before making any such election.

ARTICLE III – RS CERTIFICATES; SHAREHOLDER RIGHTS

3.1	Conditions to Issuance of RS Certificates

The shares of Common Stock deliverable for the RS, or any part thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock prior to fulfillment of all of the following conditions:

(a)	The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)	The completion of any registration or other qualification of such shares under any state or federal law, or under rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or the Company shall, in its absolute discretion, deem necessary or advisable;

(c)	The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee or the Company shall, in its absolute discretion, determine to be necessary or advisable;

(d)	The receipt by the Company of full payment for all related taxes. The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this Award or the vesting of RS hereunder. In the event that the Employee does not make a Section 83(b) election, the Employee may elect to satisfy such withholding tax obligation by having the Company retain RS having a fair market value equal to the Company’s minimum withholding obligations.

3.2	Shareholder Rights

During the Restriction Period, the Employee shall have all the rights of a shareholder with respect to the RS awarded hereunder except for the right to transfer, encumber or dispose of the RS. Accordingly, the Employee shall have the right to vote the RS and to receive any cash or stock dividends paid to or made with respect to the RS, provided, however, that dividends paid, if any, with respect to that RS which has not vested at the time of the dividend payment shall be held in the custody of the Company or its designee, and shall be subject to the same restrictions that apply to the corresponding RS.

ARTICLE IV – MISCELLANEOUS

4.1	Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2	Administration

The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such procedures. Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued employment between the Employee and the Company (or any of its Subsidiaries).

4.3	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to Employee shall, if Employee is then deceased, be given to Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section.

4.4	Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5	Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

EMPLOYEE	AVERY DENNISON CORPORATION

*	By:	*
President and Chief Executive Officer

Address*:	By:	*
Secretary

*	Refer to attached Award Notice.